Software License Agreement for Snap-On Credit LLC

This Agreement is effective June 3, 2005, by and between Communication Intelligence Corporation, 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065 a Delaware corporation (“CIC”) and Snap-on Credit LLC (“Licensee”).

1. License Grant. CIC hereby grants Licensee a non-exclusive license to use CIC’s products and related documentation, if any, listed in Appendix A (the "Product" or "Products") pursuant to the terms hereof including the attached Appendices that are incorporated by reference. Each unit of Product may be used on one computer and Licensee may make one copy of the Product in machine-readable form for backup purposes only. CIC reserves all rights not otherwise expressly granted to Licensee in this Agreement. This license is not a sale and no rights are granted to Licensee with respect to any source code, trade secrets, trademarks, copyrights or other intellectual property that is incorporated into or related to the Product except as otherwise expressly provided for herein. Any modifications made to the Product, whether made by CIC or Licensee, shall be the sole and exclusive property of CIC. Licensee agrees and certifies that neither the Product nor any other technical data received from CIC, nor the direct product thereof, will be exported outside the United States except as permitted by the laws and regulations of the United States.

2.  License Fees and Payment Terms and Porting Services, Fees, and Payment Terms. See Appendix B.

3. End-User Support and Support to Licensee. Maintenance and support terms are delineated in Appendix C.

4. Disclaimer of Warranty. EXCEPT AS EXPLICITLY PROVIDED IN THIS AGREEMENT, CIC MAKES NO WARRANTIES OR REPRESENTATIONS REGARDING ANY PRODUCT, SOFTWARE, DOCUMENTATION, OR ANY PORTION, COPY OR COMPONENT THEREOF, TO LICENSEE OR TO ANY OTHER PERSON; ALL ARE PROVIDED "AS IS."

5. Limited Liability. TO THE EXTENT PERMITTED BY APPLICABLE LAW, CIC AND ITS SUPPLIERS EXPRESSLY DISCLAIM ALL IMPLIED WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND SUCH ARE HEREBY EXCLUDED AND THE LIABILITY OF CIC, IF ANY, FOR DAMAGES RELATING TO ANY PRODUCT, SOFTWARE, DOCUMENTATION, OR ANY PORTION, COPY OR COMPONENT THEREOF, FOR ANY REASON, WILL BE LIMITED TO THE ACTUAL LICENSE FEE PAID BY LICENSEE WITH RESPECT TO SUCH ITEM OR, AT CIC'S SOLE DISCRETION, REPLACEMENT OF THE ITEM AT CIC'S EXPENSE, AND WILL IN NO EVENT INCLUDE INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF CIC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6. Exclusion of Warranties on Account of Licensee Modifications. If any modifications are made to the Products by Licensee or any person, any warranty shall be immediately terminated. Correction for difficulties or defects traceable to Licensee's errors or systems changes may be made at CIC's discretion and shall be billed at CIC's standard time and material charges.

7 Proprietary Rights. Licensee acknowledges that CIC owns and will retain all copyright, trademark, patent, trade secret and other proprietary rights in the Product, any component thereof, and the marks, names, logos and designations of CIC used therewith worldwide (collectively, the "CIC Marks"). Licensee will use reasonable efforts to protect CIC's proprietary rights. Licensee agrees to use the appropriate trademark symbol (either "TM" or "®") as designated by CIC in superscript and clearly indicate CIC's ownership of the CIC Marks in any of Licensee's literature that mentions the Product. Licensee shall use the CIC Marks in accordance with CIC's reasonable instructions as communicated in writing to Licensee from time to time. Licensee shall not remove any proprietary designations included in the Product by CIC.

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8. Confidentiality. Licensee acknowledges that in connection with this Agreement it will receive information confidential and proprietary to CIC. Licensee agrees not to use such information except in performance of this Agreement, and not to disclose such information to any other party. CIC agrees not to use information received from Licensee marked as confidential except in performance of this Agreement, and not to disclose such information to any other party. To the extent that Licensee and CIC have executed a separate confidentiality agreement related to the subject matter of this Agreement, and the terms of such separate agreement provide a higher level of protection or delineate obligations and/or responsibilities with a higher degree of specificity than this Agreement the terms of such separate agreement shall control the parities confidentiality obligations and responsibilities and such terms are hereby incorporated herein by reference.

9. Infringement and Indemnity. If notified promptly in writing, and given sole control of the defense and all related settlement negotiations, CIC will indemnify, hold harmless and defend Licensee, its officers, directors, employees and agents from and against claims, losses, liabilities, demands, damages and costs and expenses in connection with a claim by a third party that the Product infringes a U.S. copyright, or patent. CIC will pay any costs, damages and attorney fees finally awarded by a court with regard to such third-party claims, up to the amount of license fees received by CIC hereunder, to the extent such claims are grounded on such copyright or patent infringement. CIC will have no liability for, and Licensee will defend and indemnify (including reasonable attorney fees and costs of litigation) CIC against, any claim arising from or based upon (a) any combination, operation or use of any Product with any equipment, data or programming not approved by CIC; (b) any alteration or modification of the Product Licensee makes without the prior written consent of an officer of CIC; and (c) any act, omission, representation of Licensee related to the Product other than in conformance with this Agreement. For any Product that becomes or in CIC's opinion is likely to become the subject of a copyright, patent infringement or other intellectual property action, CIC may, at its sole option and expense, procure the right for Licensee to continue using such Product or replace or modify the Product to become non-infringing.

10. Term and Termination. This Agreement is for an initial term expiring one (1) year from the effective date hereof and shall be automatically renewed for successive one year terms unless either party notifies the other, in writing, one month prior to the expiration of the original term, or any renewal term, of its intent not to renew or unless this Agreement is otherwise terminated pursuant to the provisions hereof. Upon written notice to the other party either party may terminate this Agreement at any time in the event that the other party materially breaches this Agreement and fails to cure such breach within 15 days after receiving notice of such breach.

11. Survival. Upon expiration or termination of this Agreement, Licensee will remain liable for all amounts due hereunder as of the effective date of such expiration or termination. The provisions of Sections 4, 5, 6, 7, 8, 9, 11 and 13 will survive expiration and termination of this Agreement. The license grant pursuant to Section 1 hereof shall also survive termination and expiration of this Agreement for those units of Product shipped to and paid for by Licensee, except to the extent that this Agreement is terminated by CIC for material breach, which includes but is not limited to breach of Licensee’s confidentiality obligations and infringement of CIC’s intellectual property rights.

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12. Publicity. Within thirty days of the Effective Date hereof, CIC and Licensee shall issue a joint press release announcing the parties' relationship under this Agreement. Such release shall be jointly approved by the parties such approval shall not be unreasonably withheld or delayed. In connection with License's references to the Product, Licensee shall include appropriate CIC logos and trademarks in its materials and manuals in accordance with the provisions of Section 7 hereof. Within six months of effective date Licensee shall use reasonable commercial efforts to cooperate with CIC in creating a case study describing Licensee’s usage, benefit and ROI related to the Product. CIC shall be allowed to use such case study for the purpose of promoting, marketing and selling its products.

13. Governing Law and Severability. This Agreement will be governed by and construed in accordance with the local laws of the State of California without regard to those provisions related to choice of law. This Agreement will not be governed by the United Nations Convention for the international sale of goods, if applicable. Any disputes shall be heard by the state or federal courts with jurisdiction to hear such disputes in San Mateo County, California. If for any reason a court of competent jurisdiction finds any provision of this License, or portion thereof, to be unenforceable, that provision of the License shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this License shall continue in full force and effect.

14. Entire Agreement. This Agreement and the Appendixes hereto, which are incorporated by reference, constitute the entire agreement between the parties pertaining to the subject matter hereof, and all written or oral statements and representations previously made or existing between the parties pertaining to such subject matter are expressly superseded. Any amendments to this Agreement must be in writing signed by the parties.

15. No Waiver. No waiver of any provision of or any right or remedy under this Agreement shall be effective unless in writing and executed by the party waiving the right. Failure to properly demand compliance or performance shall not constitute a waiver of a party's rights hereunder.

16. Assignment. Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective allowed successors and assigns.

17. U.S. Government Restricted Rights.  The Software and Documents are provided with RESTRICTED RIGHTS. Use, duplication, or disclosure by the U.S. Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c)(1) and (2) of the Commercial Computer Software - Restricted Rights at 48 CFR 52.227-19 and successors thereof, as applicable. Contractor/manufacturer is Communication Intelligence Corporation, 275 Shoreline Drive, Suite 500, Redwood Shores, CA 94065-1413.

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In Witness whereof, the parties hereto have executed this Agreement effective as of the date first written above.

Communication Intelligence Corporation	Licensee
By:	By:
Title:	Title:
Date:	Date:

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APPENDIX A

PRODUCT AND SPECIFICATIONS

Sign-it for Acrobat

Sign-it for Acrobat is a software application designed to give Acrobat users the ability to capture and embed handwritten and optionally, other types of e-signatures in any type of Adobe document. While capturing a handwritten e-signature, Sign-it captures and retains the underlying biometric information that uniquely describes the signatory. The binding and analysis feature of Acrobat allows the document recipient to check the document for document content to e-signature integrity ensuring that any and all modifications or changes made to a signed document will immediately be detected. Sign-it is integrated into the architecture of Adobe Acrobat that utilizes Acrobat's digital signature functions with Sign-it for document tracking, which provides an audit trail of all changes. If changes are noted, you can "roll back" the document to review these changes. You can also compare two versions of a signed document.

Signatures are protected with 3DES encryption and hashing using the SHA-1 message digest algorithm. The product also provides an audit history of the document with regard to name, date, time, reason for signing and if the document was changed after signing. Signatures can be entered in real time or verified against a user’s biometric template or as a signature “stamp” (the latter two require Signature One for profile creation and administration) onto a document. A ‘stamp’ is a graphical representation of a handwritten signature that is stored in a database and protected with a password.

Key Features & Benefits:

➢	Simply User Interface: Prompts the signer to enter (optionally, automatically populates) necessary data describing the signing event
➢	Flexible methods of signing: Sign documents with a simple click of the mouse, handwritten signature, biometrically verified signature, voice, signature stamp, fingerprint or PIN/PWD.
➢	Display of validation status: Display validation status to ensure that recipient has ability to visually discern the validity of the document.
➢	Secure: Uses Secure Hash Algorithm (SHA-1) , Triple DES encryption and X.509v3 digital certificates to create a secure “Ceremony Token” that includes the signature, document hash and Ceremony data.
➢	Review & Audit: Use Adobe’s architecture to track the history of the document and view the details of the signature with regard to name, date, time, reason for signing and type of signature used.
➢	Portable: Once signed, the signature is bound to the document and can be securely transferred electronically.
➢	Pre- population of forms: The form author can customize the signature area to gather data (for eg: Name, Location, SS# etc) from other fields in the document.
➢	Sectional Signing: Allows the form author to associate and lock specific fields to a particular signature.
➢	Sequential Signing: The form author can create forms to automatically guide a signor through various signatures in a document.
➢	Advanced SDK features (separate toolkit):
o	Extract signature from document
o	Create pre-populated signature field dynamically at form creation time
o	Create additional signature modules

Technical Specifications:

•	Adobe® Acrobat® v6.0 or 7.0 for creation of signature boxes and/or signing
•	Adobe® Reader® 6.0/7.0 (PDF documents need to be prepared with Adobe® Document Server for Reader® Extensions) for signing
•	Windows 2000 SP3 or XP SP2 (including Tablet PCs)
•	Pen input device for handwriting input
•	Admin rights required for installation of Sign-it
•	Minimum 8 MB hard disk space

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APPENDIX B

LICENSE FEES, AND PAYMENT TERMS
PORTING SERVICES, FEES and PAYMENT TERMS

A. LICENSE FEES, REPORTING AND PAYMENT TERMS

1.	License fees.

_____________________________________________________________
a.
b.
c.

2. Payment terms.

a. _______________________________________________________

b.	Late payments shall accrue interest at 1.5% per month or the maximum rate allowable by law, whichever is lower.

B. PORTING SERVICES, FEES AND PAYMENT TERMS (NOT APPLICABLE)

1. Porting Services.

2. Porting Fees.

3. Payment terms.

a. Porting fees shall be due and payable _______

b.	Late payments shall accrue interest at 1.5% per month or the maximum rate allowable by law, whichever is lower.

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APPENDIX C

MAINTENANCE TERMS

Except as specifically provided herein, Licensee shall be responsible for technical support to the end-users. CIC shall provide the following maintenance and support for the Product:

A.	Definitions. For purposes of this Appendix, the following terms shall have the following meanings. Any terms not defined in this Appendix shall have the meaning set forth in the Agreement.

1.
Error(s): means any verifiable and reproducible failure of the Product to materially conform to the specification for such Product. The term “Error” shall not include any failure of the Product that: (a) results from the misuse or improper use of the Product; (b) does not materially affect the operation and use of the Product; (c) results from any modification to the Product not made by or on behalf of CIC; or (d) results from the failure to incorporate or use any Updates or bug fixes after such are made available to Licensee by CIC .

2.
Error Correction(s): shall mean either (a) a modification or addition to or deletion from the Product that, when made to such Product, materially conforms the Product to the specifications for such Product, or (b) a procedure or routine that, when observed in the regular operation of the Product, eliminates the material adverse effect of such Error on Licensee or its customers.

3.
Major Error: means any demonstrable Error in the Product that: (a) causes the Product to have a significant loss of intended function as set forth in the specifications for the Product; (b) causes or is likely to cause data to be lost or destroyed; or (c) prevents the Product from being installed or executed on the properly configured environment.

4.
Moderate Error: shall mean any demonstrable Error in the Product that: (a) causes the Product to operate improperly; or (b) produces results materially different from those described in the specifications, but which error does not rise to the level of a Major Error.

5.
Minor Error: shall mean any demonstrable Error that: (a) causes a function to not execute as set forth in the specifications for the Product, without a significant loss of intended functionality; or (b) disables one or more nonessential functions.

6.	First Level Technical Support: shall mean Licensee's or its authorized technical support agents' attempts to identify and resolve Errors remotely, by telephone, e-mail and fax communication.

7.
Second Level Support: shall mean support of Licensee’s or its authorized technical support agent’s First Level Technical Support personnel to identify and resolve Errors remotely, by telephone, e-mail or fax communication.

8.
Workaround: shall mean that CIC has diagnosed the Error and has implemented, or enabled Licensee to implement, a temporary solution that allows the Product to regain functionality and provide all major functions in accordance with the specifications for the Product.

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9.
Update: shall mean a version of the Product containing changes, including but not limited to, bug fixes, correction of errors and minor optimization improvements not rising to the level of an Upgrade. An Update shall mean for example the change from version x.1 to x.2 and/or version x.x.1 to x.x.2.

10.
Upgrade: shall mean a version of the Product containing changes, including but not limited to enhancements, major optimization improvements and new functionality for which CIC charges similarly situated Licensees. An Upgrade shall mean for example the change from version 2.x.x to 3.x.x

B. Services

1.
Licensee Responsibilities. Licensee will provide all on site technical support with respect to the Product. Licensee agrees to notify CIC in writing promptly following the discovery of any Error. CIC agrees to make available to Licensee a list of known Errors and to notify Licensee in writing promptly following the discovery of any Error. Further, upon discovery of an Error, Licensee agrees, if requested by CIC, to submit to CIC a list of output and any other data that CIC may reasonably require to reproduce the Error and the operating conditions under which the Error occurred or was discovered. All information, oral or written, communicated between the parties concerning any Errors, is deemed to be Confidential Information and shall be governed by Section 8 of the Agreement.

2.
CIC Telephone and Online Support. Technical support communications between Licensee and CIC will include electronic mail, facsimile, and telephone. CIC’s support e-mail address is: tech_support@cic.com. CIC’s support fax number is: 650-802-7777, and faxes should be addressed to Technical Support Department. The technical support telephone is: 800-888-8242, and will be adequately staffed by a customer technical support representative during CIC’s normal business hours of 8 a.m. to 5 p.m. Pacific time (“Support Hours”). Voicemail is provided when the line is busy and during non-business hours.

3.
CIC Response to Errors. CIC will provide Second Level Support to Licensee to ensure a consistent and high level of operation of the Product. In the event Licensee notifies CIC of an Error in the Product, CIC will provide Second Level Support to Licensee or Licensee’s authorized technical support agent to facilitate the implementation of an Error Correction to the Product. CIC shall use commercially reasonable efforts to correct Errors in accordance with the below response times, with as little disruption to Licensee’s service as commercially practicable.

(a)
Major Errors. CIC shall, within four hours of the receipt of notice of any Major Error, contact Licensee to verify such Major Error and begin a resolution process. Upon CIC’s verification of such Major Error, CIC will use its commercially reasonable efforts to provide a Workaround for such Major Error, and will use its commercially reasonable efforts to provide an Error Correction for such Major Error until such Error Correction is provided.

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(b)
Moderate Errors. CIC shall, within 24 hours of the receipt of notice of any Moderate Error, contact Licensee to verify such Moderate Error. Upon CIC’s verification of such Moderate Error, CIC will use its commercially reasonable efforts to provide a Workaround for such Moderate Error. CIC will use reasonable commercial efforts to provide an Error Correction for such Moderate Error in the next scheduled maintenance release of the Product.

(c)
Minor Errors. Upon CIC’s receipt of notice of a Minor Error and upon CIC’s verification of such Minor Error, CIC will initiate work to provide Error Correction for such Minor Error in the next regular release of the Product.

C.
Exclusions from Support Services. Support Services under this Appendix C include Second Level Support for the Product. Support Services do not include support for any failure or defect in the Product caused by any of the following:

1.	the improper use, alteration, or damage of the Product by Licensee or persons other than CIC employees or consultants; or

2.	modifications to the Products not made or authorized by CIC, unless such modifications were made by a CIC employee, subcontractor, agent, or other third party acting on behalf of CIC.

D.	Updates and Upgrades. CIC will make Updates and Upgrades (as defined above) available to Licensee from time to time upon the completion of such Updates and Upgrades.

E.	Maintenance and Support Fees:

1.
For maintenance and support anticipated by the provisions of this Appendix C as delineated above, Licensee shall pay CIC __________________________. Additionally, Licensee shall reimburse CIC for actual and pre-approved travel, meals and lodging expenses incurred in providing on-site maintenance and support hereunder. Such fees shall be paid within 15 days after the date of receipt, by Licensee, of CIC's invoice together with documentation substantiating the hours worked and expenses incurred pursuant to this Section.

2.
For maintenance and support outside of the scope of the Product's specifications and not otherwise provided for herein, Licensee shall pay CIC __________per hour, plus actual and pre-approved travel, meals and lodging expenses. Such fees shall be paid within 15 days after the date of receipt, by Licensee, of CIC's invoice together with documentation substantiating the hours worked and expenses incurred pursuant to this Section.

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APPENDIX D

OTHER OBLIGATIONS AND COMMITMENTS OF LICENSEE AND CIC

A. OTHER OBLIGATIONS OF LICENSEE (NOT APPLICABLE)

B.	OTHER OBLIGATIONS OF CIC (NOT APPLICATION)

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APPENDIX E

WARRANTY AND FORCE MAJEURE

A. Sign-it for Acrobat (the “Software Product”)

Warranty. CIC warrants that the Software Product will substantially conform to the published specifications. This warranty will remain in effect for ninety days from delivery of the Software Product. As soon as commercially practical, but in no more than fifteen days, from the date Licensee notes a condition, occurring within such ninety day warranty period, that it believes to be covered by this warranty it shall notify CIC of such condition in writing. CIC shall address the matter, so noted, pursuant to the Maintenance Terms hereof as set forth in Appendix C. After such ninety-day period, maintenance and support shall be provided pursuant to Appendix C, so long as Maintenance fees are current.

B.	CIC’s Toolkit allowing Licensee to construct its own version of SignatureOne Software Server (the “Server”)

1.
Warranty. CIC warrants that the CIC components of the Server will substantially conform to the specifications as set forth in Appendix F, hereto, the Statement of Work (“SOW”). This warranty shall remain in effect for ninety days from the date so designated for this purpose as set forth in the SOW. As soon as commercially practical, but in no more than fifteen days, from the date Licensee notes a condition, occurring within such ninety day warranty period, that it believes to be covered by this warranty it shall notify CIC of such condition in writing.

2.
Cure. CIC shall have thirty days from the receipt of the notice per Section B1 in which to cure the nonconformance to Licensee’s reasonable commercial satisfaction. If after such thirty-day period CIC has not cured the nonconformance, Licensee shall be entitled to a refund of the license fee paid to CIC for the Server. Upon such occurrence Licensee shall return to CIC all CIC components of the Server and related materials including written documentation.

C. Force Majeure

Neither party shall be liable for its failure to perform any of its obligations hereunder during any period in which such performance is directly delayed by the occurrence of events beyond the control of the failing party such as fire, explosion, flood, storm or the acts of God, war, embargo, riot, or the intervention of any governmental authority, provided that the party suffering the delay notifies the other party of such delay within a reasonable commercial time.

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EXHIBIT F

SignatureOne Software Toolkit SOW

Overview:

Handwritten signatures can be entered in real time or verified against a user’s biometric template. However SignatureOne server is required to apply a signature that requires verification.

SignatureOne provides the unique capabilities of user administration, support for biometric and cryptographic authentication, and a comprehensive digital transaction log of every signature in every document within a single offering. SignatureOne provides an extensible infrastructure to allow the enterprise or software developers to create a repository for any combination of electronic biometric technologies. SignatureOne requires CIC’s web user interface and an active internet connection to create and manage profiles. The SignatureOne’s profile management does not interact with third party customer management systems.

The first phase of the implementation by SOC, will be to implement a solution that _______________________________ . The second phase of the implementation will be to add ______________________to the first phase implementation.

CIC will provide all the necessary tools and support required to allow SOC to create SignatureOne style profiles for _________________. These profiles can be managed by SOC’s Customer Management System. These profiles can then be used to _________________________________________it to the PDF document.

Assumptions

•	Development environment - ______________________________________.
•	Snap-On will perform the creation/management of profiles between the Customer Management System and the SignatureOne profiles.

Timelines

The timelines defined below are estimated completion dates. Final delivery dates may vary.

•	BETA Release - Functional Solution with Documentation and examples
________________________________
•	FINAL RELEASE - Functional Solution with Documentation, examples, and release notes
_______________________________________________

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